                                                                      EXHIBIT 12

                      PFIZER INC. AND SUBSIDIARY COMPANIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                         YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------------------------
                                                           1994       1993        1992        1991        1990
                                                        ----------  ---------  ----------  ----------  ----------
                                                                  (MILLIONS OF DOLLARS, EXCEPT RATIOS)
Earnings
  Income before provision for taxes on income,
   minority interests and cumulative effect of
   accounting changes.................................  $  1,861.5  $   851.4  $  1,534.8  $    943.7  $  1,103.3
      Less: Minority interests........................         4.6        2.6         2.7         3.2         4.2
          Undistributed earnings (losses) of
          unconsolidated subsidiaries.................         (.7)        .7         8.5         0.8        (0.3)
                                                        ----------  ---------  ----------  ----------  ----------
  Adjusted income.....................................     1,857.6      848.1     1,523.6       939.7     1,099.4
  Fixed charges, excluding capitalized interest.......       158.4      135.6       130.1       155.2       153.8
                                                        ----------  ---------  ----------  ----------  ----------
      Total earnings..................................  $  2,016.0  $   983.7  $  1,653.7  $  1,094.9  $  1,253.2
                                                        ----------  ---------  ----------  ----------  ----------
                                                        ----------  ---------  ----------  ----------  ----------
  Fixed Charges
    Interest expense (including amortization of debt
     discount and expenses and capitalized
     interest)........................................  $    141.6  $   120.5  $    115.6  $    138.1  $    142.4
    One-third of rental expense.......................        31.5       29.1        26.7        25.1        21.3
                                                        ----------  ---------  ----------  ----------  ----------
      Total fixed charges.............................  $    173.1  $   149.6  $    142.3  $    163.2  $    163.7
                                                        ----------  ---------  ----------  ----------  ----------
                                                        ----------  ---------  ----------  ----------  ----------
Ratio of earnings to fixed charges (a)................        11.6        6.6        11.6         6.7         7.7
                                                        ----------  ---------  ----------  ----------  ----------
                                                        ----------  ---------  ----------  ----------  ----------

------------------------

(a) "Earnings" consist of income before provision for taxes on income, minority interests and cumulative effect of accounting changes less minority interests and less undistributed earnings (losses) of unconsolidated subsidiaries adjusted for fixed charges, excluding capitalized interest. "Fixed charges" consist of interest expense, amortization of debt discount and expenses, capitalized interest and one-third of rental expense, which the Company believes to be a conservative estimate of an interest factor in its leases, which are not material.